Exhibit 23.1


           Consent of Independent Registered Public Accounting Firm


The Board of Directors of C. R. Bard, Inc.:

We consent to the use of our report dated February 18, 2004, with respect to the consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' investment, and cash flows for the years then ended, and the related consolidated financial statement schedule, incorporated herein by reference in the post-effective amendment to the registration statement on Form S-8 dated June 3, 2004.

Our report dated February 18, 2004 contains an explanatory paragraph relating to the fact that the consolidated financial statements of C. R. Bard, Inc. and subsidiaries as of December 31, 2001 and for the year then ended were audited by other auditors who have ceased operations. As described in Note 4 to the consolidated financial statements, those consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by C. R. Bard, Inc. as of January 1, 2002. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.


/s/ KPMG LLP


Short Hills, New Jersey
June 3, 2004